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Exhibit 99.1
BJ’s Wholesale Club Holdings, Inc. Announces Fourth Quarter and Full Fiscal 2025 Results
Strong fourth quarter and record year driven by growth in membership, digital sales and traffic

Fourth Quarter of Fiscal 2025 Highlights
•Comparable club sales increased by 1.6% year-over-year
•Comparable club sales, excluding gasoline sales, increased by 2.6% year-over-year
•Membership fee income increased by 10.9% year-over-year to $129.8 million
•The Company continued to achieve a 90% tenured member renewal rate during fiscal 2025
•Digitally enabled comparable sales growth was 31%, reflecting two-year stacked comp growth of 57%
•Earnings per diluted share and adjusted earnings per diluted share(a) of $0.96
•The Company opened 7 new clubs and 7 new gas stations
Marlborough, Mass. (March 5, 2026) – BJ’s Wholesale Club Holdings, Inc. (NYSE: BJ) (the “Company”) today announced its financial results for the thirteen and fifty-two weeks ended January 31, 2026.

“As we reflect on the year, our results demonstrate the strength of our transformation and disciplined execution of our long‑term priorities. Record membership, strong digital engagement, and our 16th consecutive quarter of traffic growth show how effectively our teams are delivering value and convenience to our members,” said Bob Eddy, Chairman and Chief Executive Officer, BJ’s Wholesale Club. “Our focus on enhancing our assortment, investing in value, and expanding our footprint continues to resonate, and I’m proud of the progress we made this year.”

Key Measures for the Thirteen Weeks Ended January 31, 2026 (Fourth Quarter of Fiscal 2025) and for the Fifty-Two Weeks Ended January 31, 2026 (Fiscal 2025):
BJ’S WHOLESALE CLUB HOLDINGS, INC.
(Amounts in thousands, except per share amounts)

	Thirteen Weeks Ended		% Growth (Decline)	Fifty-two Weeks Ended		% Growth
	January 31, 2026	February 1, 2025		January 31, 2026	February 1, 2025
Net sales	$5,445,635	$5,161,536	5.5%	$20,957,502	$20,045,329	4.6%
Membership fee income	129,753	116,990	10.9%	499,772	456,475	9.5%
Total revenues	5,575,388	5,278,526	5.6%	21,457,274	20,501,804	4.7%

Operating income	178,078	178,393	(0.2)%	816,604	772,206	5.7%
Net income	125,854	122,662	2.6%	578,377	534,417	8.2%
EPS (b)	0.96	0.92	4.3%	4.38	4.00	9.5%
Adjusted net income (a)	125,854	124,117	1.4%	581,311	541,111	7.4%
Adjusted EPS (a)	0.96	0.93	3.2%	4.40	4.05	8.6%
Adjusted EBITDA (a)	266,497	264,568	0.7%	1,157,579	1,090,595	6.1%
Basic weighted-average shares outstanding	130,213	131,690		131,193	132,150
Diluted weighted-average shares outstanding	131,075	133,128		132,066	133,605
(a)See “Note Regarding Non-GAAP Financial Information.”
(b)EPS represents net income per diluted share.
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Additional Highlights:
•Total comparable club sales increased by 1.6% and 1.0% in the fourth quarter and fiscal 2025, respectively, compared to the same periods in fiscal 2024. Excluding the impact of gasoline sales, comparable club sales increased by 2.6% in each of the fourth quarter and fiscal 2025, respectively, compared to the same periods in fiscal 2024.
•Membership fee income increased to $129.8 million in the fourth quarter of fiscal 2025 from $117.0 million in the fourth quarter of fiscal 2024. Membership fee income increased to $499.8 million in fiscal 2025 compared to $456.5 million in fiscal 2024. The increase in both comparative periods was primarily driven by strength in membership acquisition, retention, and higher tier membership penetration across both new and existing clubs, as well as the increase in annual membership fees, which became effective in January 2025.
•Gross profit increased to $1.01 billion in the fourth quarter of fiscal 2025 from $949.0 million in the fourth quarter of fiscal 2024. Merchandise gross margin rate, which excludes gasoline sales and membership fee income, decreased by approximately 50 basis points compared to the fourth quarter of fiscal 2024, driven by changes in merchandise mix. Gross profit increased to $4.00 billion in fiscal 2025 from $3.76 billion in fiscal 2024. Merchandise gross margin rate remained flat compared to fiscal 2024. The Company continues to manage the business to drive profitable growth across the broader merchandise assortment.
•Selling, general and administrative expenses (“SG&A”) increased to $818.2 million in the fourth quarter of fiscal 2025 compared to $758.2 million in the fourth quarter of fiscal 2024. SG&A increased to $3.15 billion in fiscal 2025 compared to $2.96 billion in fiscal 2024. The increase in both comparative periods was primarily driven by increased labor, occupancy, and operational costs mainly as a result of new club and gas station openings. Additionally, an increase in the number of owned clubs has resulted in increased depreciation expense year-over-year. During fiscal 2024, the Company benefitted from the net impact of legal settlements reached of approximately $20 million, which contributed to the increase in SG&A expenses year-over-year.
•Income tax expense decreased to $41.6 million in the fourth quarter of fiscal 2025 compared to $43.7 million in the fourth quarter of fiscal 2024, primarily driven by a gain recognized on transferable tax credits, partially offset by lower tax benefits from stock-based compensation. Income tax expense increased to $195.8 million in fiscal 2025 compared to $186.4 million in fiscal 2024, primarily driven by an increase in income before income taxes and lower tax benefits from stock-based compensation, partially offset by gains recognized on transferable tax credits.
•Net income increased to $125.9 million in the fourth quarter of fiscal 2025 compared to $122.7 million in the fourth quarter of fiscal 2024. Net income increased to $578.4 million in fiscal 2025 compared to $534.4 million in fiscal 2024.
•Adjusted EBITDA increased by 0.7% to $266.5 million in the fourth quarter of fiscal 2025 compared to $264.6 million in the fourth quarter of fiscal 2024. Adjusted EBITDA increased by 6.1% to $1.16 billion in fiscal 2025 compared to $1.09 billion in fiscal 2024.
•Under its existing share repurchase program, the Company repurchased 1,264,000 shares of common stock, totaling $117.7 million, inclusive of associated costs, in the fourth quarter of fiscal 2025. In fiscal 2025, the Company repurchased 2,599,000 shares of common stock, totaling $252.4 million, inclusive of associated costs, under such program, and $749.7 million remained available to purchase.

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Fiscal 2026 Ending January 30, 2027 Outlook
“Our results this year demonstrate the strength of our model and disciplined execution across the business. We continued to grow membership fee income, manage costs effectively, and invest in value for our members,” said Laura Felice, Executive Vice President, Chief Financial Officer, BJ’s Wholesale Club. “As we enter fiscal 2026, we remain confident in our long‑term strategy and our ability to navigate the environment while driving sustainable, profitable growth.”
The Company provided the following guidance for fiscal 2026:
•Comparable club sales, excluding the impact of gasoline sales, to increase 2.0% to 3.0% year-over-year
•Adjusted EPS to range from $4.40 to $4.60
•Capital expenditures of approximately $800 million, reflecting continued investment in new club openings and enhancements across our distribution network, including the ambient distribution center

Conference Call Details
A conference call to discuss the Company’s fourth quarter and fiscal 2025 financial results is scheduled for today, March 5, 2026, at 8:30 A.M. Eastern Time. The live audio webcast of the call can be accessed under the “Events and Presentations” section of the Company’s investor relations website at https://investors.bjs.com and will remain available for one year. Participants may also dial (833) 470-1428 within the U.S. or +1 (929) 526-1599 outside the U.S. and reference conference ID 006082.
About BJ’s Wholesale Club Holdings, Inc.
BJ’s Wholesale Club Holdings, Inc. (NYSE: BJ) is a leading operator of membership warehouse clubs focused on delivering significant value to its members and serving a shared purpose: “We take care of the families who depend on us.” The Company provides a wide assortment of fresh foods, produce, a full-service deli, fresh bakery, household essentials and gas. In addition, BJ’s offers the latest technology, home decor, apparel, seasonal items and more to deliver unbeatable value to smart-saving families. Headquartered in Marlborough, Massachusetts, the Company pioneered the warehouse club model in New England in 1984 and currently operates 263 clubs and 199 BJ’s Gas® locations in 21 states. For more information, please visit us at www.bjs.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements contained in this press release that do not relate to matters of historical fact should be considered forward-looking statements, including, without limitation, statements regarding our future results of operations and financial position; our anticipated fiscal 2026 outlook; the timing and amounts of any share repurchases under our current authorized share repurchase program; and our strategic priorities and future progress, as well as statements that include the words “expect,” “intend,” “plan,” “confident,” “believe,” “project,” “forecast,” “estimate,” “may,” “should,” “anticipate,” “can” and similar statements of a future or forward-looking nature. These forward-looking statements are based on management’s current expectations. These statements are neither promises nor guarantees, but involve known and unknown risks, uncertainties and other important factors that may cause actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements, including, but not limited to: uncertainties in the financial markets, including, without limitation, as a result of disruptions and instability in the banking and financial services industries or as a result of wars and global political conflicts, consumer and small business spending patterns and debt levels; our dependence on having a large and loyal membership; domestic and international economic conditions, including volatility in inflation or interest rates, supply chain disruptions, construction delays and exchange rates; our ability to procure the merchandise we sell at the best possible prices; the effects of competition and regulation; our dependence on vendors to supply us with quality merchandise at the right time and at the right price; breaches of security or privacy of member or business information; conditions affecting the acquisition, development, ownership or use of real estate; our capital spending; actions of vendors; our ability to attract and retain a qualified management team and other team members; costs associated with employees (generally including health care costs), energy and certain commodities, geopolitical conditions (including tariffs); changes in our product mix or in our revenues from gasoline sales; our failure to successfully maintain a relevant digital experience for our members; risks related to our growth strategy to open new clubs; risks related to our e-commerce business; our ability to grow our BJ’s One Mastercard® program; and other important factors discussed under the caption “Risk Factors” in our Form 10-K filed with the U.S. Securities and Exchange Commission (“SEC”) on March 14, 2025, and subsequent filings with the SEC, which are accessible on the SEC’s website at www.sec.gov. These and other important factors could cause actual results to differ materially from those indicated by the forward-looking statements made in this press release. Any such
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forward-looking statements represent management’s estimates as of the date of this press release. While we may elect to update such forward-looking statements at some point in the future, unless required by law, we disclaim any obligation to do so, even if subsequent events cause our views to change. Thus, one should not assume that our silence over time means that actual events are bearing out as expressed or implied in such forward-looking statements. These forward-looking statements should not be relied upon as representing our views as of any date subsequent to the date of this press release.
Non-GAAP Financial Measures
We refer to certain financial measures that are not recognized under United States generally accepted accounting principles (“GAAP”). Please see “Note Regarding Non-GAAP Financial Information” and “Reconciliation of GAAP to Non-GAAP Financial Information” below for additional information and a reconciliation of the Non-GAAP financial measures to the most comparable GAAP financial measures.
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BJ’S WHOLESALE CLUB HOLDINGS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Amounts in thousands, except per share amounts)
(Unaudited)

	Thirteen Weeks Ended		Fifty-two Weeks Ended
	January 31, 2026	February 1, 2025	January 31, 2026	February 1, 2025
Net sales	$5,445,635	$5,161,536	$20,957,502	$20,045,329
Membership fee income	129,753	116,990	499,772	456,475
Total revenues	5,575,388	5,278,526	21,457,274	20,501,804
Cost of sales	4,565,777	4,329,542	17,457,652	16,737,378
Selling, general and administrative expenses	818,188	758,209	3,153,577	2,963,883
Pre-opening expenses	13,345	12,382	29,441	28,337
Operating income	178,078	178,393	816,604	772,206
Interest expense, net	10,592	12,060	42,393	51,359
Income before income taxes	167,486	166,333	774,211	720,847
Provision for income taxes	41,632	43,671	195,834	186,430
Net income	$125,854	$122,662	$578,377	$534,417

Income per share attributable to common stockholders—basic:	$0.97	$0.93	$4.41	$4.04
Income per share attributable to common stockholders—diluted:	$0.96	$0.92	$4.38	$4.00

Weighted-average number of shares outstanding:
Basic	130,213	131,690	131,193	132,150
Diluted	131,075	133,128	132,066	133,605
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BJ’S WHOLESALE CLUB HOLDINGS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Amounts in thousands, except per share amounts)
(Unaudited)

	January 31, 2026	February 1, 2025
ASSETS
Current assets:
Cash and cash equivalents	$46,245	$28,272
Accounts receivable, net	252,789	277,326
Merchandise inventories	1,555,471	1,508,988
Prepaid expense and other current assets	135,584	64,374
Total current assets	1,990,089	1,878,960

Operating lease right-of-use assets, net	1,976,013	2,100,257
Property and equipment, net	2,364,552	1,897,604
Goodwill	1,008,816	1,008,816
Intangibles, net	95,462	101,109
Deferred income taxes	4,427	6,975
Other assets	71,116	71,584
Total assets	$7,510,475	$7,065,305

LIABILITIES
Current liabilities:
Short-term debt	$120,000	$175,000
Current portion of operating lease liabilities	209,249	192,528
Accounts payable	1,307,405	1,253,512
Accrued expenses and other current liabilities	1,033,579	913,042
Total current liabilities	2,670,233	2,534,082

Long-term operating lease liabilities	1,880,383	2,013,962
Long-term debt	399,099	398,807
Deferred income taxes	64,889	59,659
Other non-current liabilities	298,212	211,341

STOCKHOLDERS' EQUITY	2,197,659	1,847,454
Total liabilities and stockholders' equity	$7,510,475	$7,065,305
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BJ’S WHOLESALE CLUB HOLDINGS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Amounts in thousands, except per share amounts)
(Unaudited)

	Fifty-two Weeks Ended
	January 31, 2026	February 1, 2025
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$578,377	$534,417
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	288,594	262,068
Amortization of debt issuance costs and accretion of original issue discount	1,091	1,104
Debt extinguishment and refinancing charges	—	870
Stock-based compensation expense	47,200	47,798
Deferred income tax provision (benefit)	7,839	(18,493)
Changes in operating leases and other non-cash items	7,109	42,617
Increase (decrease) in cash due to changes in:
Accounts receivable, net	24,787	(51,629)
Merchandise inventories	(46,483)	(54,166)
Accounts payable	53,893	70,231
Accrued expenses and other current liabilities	111,373	94,722
Other operating assets and liabilities, net	(43,724)	(28,667)
Net cash provided by operating activities	1,030,056	900,872
CASH FLOWS FROM INVESTING ACTIVITIES
Additions to property and equipment, net of disposals and proceeds from sale-leaseback transactions	(699,053)	(587,983)
Other investing activities	(3,291)	(1,583)
Net cash used in investing activities	(702,344)	(589,566)
CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from the issuance of long-term debt	—	27,000
Payments on long-term debt	—	(27,000)
Proceeds from revolving lines of credit	476,000	717,000
Payments on revolving lines of credit	(531,000)	(861,000)
Debt issuance costs paid	—	(800)
Net cash received from stock option exercises	5,014	18,275
Net cash received from Employee Stock Purchase Program	8,656	7,002
Acquisition of treasury stock	(286,787)	(219,632)
Proceeds from financing obligations	27,770	27,340
Other financing activities	(9,392)	(7,268)
Net cash used in financing activities	(309,739)	(319,083)
Net increase (decrease) in cash and cash equivalents	17,973	(7,777)
Cash and cash equivalents at beginning of period	28,272	36,049
Cash and cash equivalents at end of period	$46,245	$28,272
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Note Regarding Non-GAAP Financial Information
This press release includes financial measures that are not calculated in accordance with GAAP, including adjusted net income, adjusted net income per diluted share (“adjusted EPS”), adjusted EBITDA, adjusted free cash flow, net debt, net debt to last twelve months (“LTM”) adjusted EBITDA, and comparable club sales.

We define adjusted net income as net income as reported, adjusted for non-recurring, infrequent, or unusual changes, including restructuring charges, and other adjustments that the Company believes appropriate, net of the tax impact of such adjustments.
We define adjusted EPS as adjusted net income divided by the weighted-average diluted shares outstanding.
We define adjusted EBITDA as net income before interest expense, net, provision for income taxes and depreciation and amortization, adjusted for the impact of certain other items, including: stock-based compensation expense; restructuring and other adjustments.
We define adjusted free cash flow as net cash provided by operating activities less additions to property and equipment, net of disposals, plus proceeds from sale-leaseback transactions.
We define net debt as total debt outstanding less cash and cash equivalents.
We define net debt to LTM adjusted EBITDA as net debt at the balance sheet date divided by adjusted EBITDA for the trailing twelve-month period.
We present adjusted net income, adjusted EPS and adjusted EBITDA, which are not recognized financial measures under GAAP, because we believe such measures assist investors and analysts in comparing our operating performance across reporting periods on a consistent basis by excluding items that we do not believe are indicative of our core operating performance.
We believe that adjusted net income, adjusted EPS and adjusted EBITDA are helpful in highlighting trends in our core operating performance compared to other measures, which can differ significantly depending on long-term strategic decisions regarding capital structure, the tax jurisdictions in which companies operate and capital investments. We use adjusted net income, adjusted EPS and adjusted EBITDA to supplement GAAP measures of performance in the evaluation of the effectiveness of our business strategies; to make budgeting decisions; and to compare our performance against that of other peer companies using similar measures. We also use adjusted EBITDA and adjusted EPS in connection with establishing annual and long-term incentive compensation.
We present adjusted free cash flow, which is not a recognized financial measure under GAAP, because we use it to report to our Board of Directors and we believe it assists investors and analysts in evaluating our liquidity. Adjusted free cash flow should not be considered as an alternative to cash flows from operations as a liquidity measure. We present net debt and net debt to LTM adjusted EBITDA, which are not recognized as financial measures under GAAP, because we use them to report to our Board of Directors and we believe they assist investors and analysts in evaluating our borrowing capacity. Net debt to LTM adjusted EBITDA is a key financial measure that is used by management to assess the borrowing capacity of the Company.
You are encouraged to evaluate these adjustments and the reasons we consider them appropriate for supplemental analysis. In evaluating adjusted net income, adjusted EPS, adjusted EBITDA and net debt to LTM adjusted EBITDA, you should be aware that in the future we may incur expenses that are the same as or like some of the adjustments in our presentation of these metrics. Our presentation of adjusted net income, adjusted EPS, adjusted EBITDA, adjusted free cash flow, net debt and net debt to LTM adjusted EBITDA should not be considered as alternatives to any other measure derived in accordance with GAAP and they should not be construed as an inference that the Company’s future results will be unaffected by unusual or non-recurring items. There can be no assurance that we will not modify the presentation of adjusted net income, adjusted EPS, adjusted EBITDA or net debt to LTM adjusted EBITDA in the future, and any such modification may be material. In addition, adjusted net income, adjusted EPS, adjusted EBITDA, adjusted free cash flow, net debt and net debt to LTM adjusted EBITDA may not be comparable to similarly titled measures used by other companies in our industry or across different industries. Additionally, adjusted net income, adjusted EPS, adjusted EBITDA, adjusted free cash flow, net debt and net debt to LTM adjusted EBITDA have limitations as analytical tools, and you should not consider them in isolation or as a substitute for analysis of our results as reported under GAAP.
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In reliance on the unreasonable efforts exception provided under Item 10(e)(1)(i)(B) of Regulation S-K, the Company does not provide a reconciliation for non-GAAP estimates on a forward-looking basis, including of its projected range for adjusted EPS for Fiscal 2026 to net income per diluted share, which is the most directly comparable GAAP measure, under “Fiscal 2026 Ending January 30, 2027” above, where it is unable to provide a meaningful or accurate calculation or estimation of reconciling items or there are no meaningful adjustments to be presented in the reconciliation and the information is not available without unreasonable effort. This is due to the inherent difficulty of forecasting the timing and/or amount of various items that would impact net income per diluted share, if any. This includes items that have not yet occurred, are out of the Company’s control, cannot be reasonably predicted and/or for which there would not be any meaningful adjustment or difference. For the same reasons, the Company is unable to address the probable significance of the unavailable information. The information under “Fiscal 2026 Ending January 30, 2027” above, including expectations about adjusted EPS reflects management’s view of current and future market conditions. To the extent actual results differ from our current expectations, the Company’s results may differ materially from the expectations set forth above. Other factors, as referenced elsewhere in this press release, may also cause the Company’s results to differ materially from the expectations set forth above.

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Reconciliation of GAAP to Non-GAAP Financial Information
BJ’S WHOLESALE CLUB HOLDINGS, INC.
Reconciliation of net income to adjusted net income and adjusted EPS
(Amounts in thousands, except per share amounts)
(Unaudited)

	Thirteen Weeks Ended		Fifty-two Weeks Ended
	January 31, 2026	February 1, 2025	January 31, 2026	February 1, 2025
Net income as reported	$125,854	$122,662	$578,377	$534,417
Adjustments:
Charges related to debt (a)	—	870	—	870
Restructuring (b)	—	1,151	4,075	8,427
Tax impact of adjustments to net income (c)	—	(566)	(1,141)	(2,603)
Adjusted net income	$125,854	$124,117	$581,311	$541,111

Weighted-average diluted shares outstanding	131,075	133,128	132,066	133,605
Adjusted EPS (d)	$0.96	$0.93	$4.40	$4.05

(a)Represents the expensing of fees, deferred fees, and original issue discount associated with the amendment of the senior secured first lien term loan.
(b)Represents charges related to the restructuring of certain corporate and club functions including costs for severance, retention, outplacement, consulting fees, and other third-party fees.
(c)Represents the tax effect of the above adjustments at a statutory tax rate of approximately 28%.
(d)Adjusted EPS is measured using weighted-average diluted shares outstanding.

BJ’S WHOLESALE CLUB HOLDINGS, INC.
Reconciliation to adjusted EBITDA
(Amounts in thousands)
(Unaudited)

	Thirteen Weeks Ended		Fifty-two Weeks Ended
	January 31, 2026	February 1, 2025	January 31, 2026	February 1, 2025
Net income	$125,854	$122,662	$578,377	$534,417
Interest expense, net	10,592	12,060	42,393	51,359
Provision for income taxes	41,632	43,671	195,834	186,430
Depreciation and amortization	74,678	67,830	288,594	262,068
Stock-based compensation expense	13,614	18,158	47,200	47,798
Restructuring (a)	—	1,151	4,075	8,427
Other adjustments (b)	127	(964)	1,106	96
Adjusted EBITDA	$266,497	$264,568	$1,157,579	$1,090,595

(a)Represents charges related to the restructuring of certain corporate and club functions including costs for severance, retention, outplacement, consulting fees, and other third-party fees.
(b)Other non-cash items, including non-cash accretion on asset retirement obligations and obligations associated with our post-retirement medical plan.
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BJ’S WHOLESALE CLUB HOLDINGS, INC.
Reconciliation to adjusted free cash flow
(Amounts in thousands)
(Unaudited)

	Thirteen Weeks Ended		Fifty-two Weeks Ended
	January 31, 2026	February 1, 2025	January 31, 2026	February 1, 2025
Net cash provided by operating activities	$390,955	$271,917	$1,030,056	$900,872
Less: Additions to property and equipment, net of disposals	(201,100)	(160,430)	(702,048)	(587,983)
Plus: Proceeds from sale-leaseback transactions	—	—	2,995	—
Adjusted free cash flow	$189,855	$111,487	$331,003	$312,889

BJ’S WHOLESALE CLUB HOLDINGS, INC.
Reconciliation of net debt and net debt to LTM adjusted EBITDA
(Amounts in thousands)
(Unaudited)

January 31, 2026
Total debt	$519,099
Less: Cash and cash equivalents	(46,245)
Net debt	$472,854

Adjusted EBITDA(a)	$1,157,579

Net debt to LTM adjusted EBITDA	0.4x
(a)See “Reconciliation to Adjusted EBITDA (unaudited)” table above.

Investor Contact:
Diana Rashkow
Vice President, Investor Relations
drashkow@bjs.com
774-512-6172
Media Contact:
Kirk Saville
Head of Corporate Communications
ksaville@bjs.com
774-512-5597
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